EXHIBIT (10)(P)(1)

BANCO POPULAR DE PUERTO RICO
PO BOX 362708
SAN JUAN, PUERTO RICO 00936-2708
TELEFONOS (809) 765-9800, 751-9800

May 23, 1996

REVISED

Mr. Luis R. Hernandez
VP, Finance and Administration
Glamourette Fashion Mills, Inc.

P.O. Box 557
Quebradillas, P.R. 00678-1557

Dear Mr. Hernandez:

We are pleased to confirm that Banco Popular de Puerto Rico ("the: Bank") has approved credit facilities in the name of Glamourette Fashion Mills, Inc. ("the Borrower"), subject to Borrower's credit and economic conditions remaining essentially unchanged, and substantially upon the terms and conditions outlined below:

Facility 1:
- -----------
Amount:         $2,000,000

Type:           Revolving line of credit facility

Purpose: Increased working capital needs due to projected increase in production

Repayment:      Advances will be evidenced by short term notes up to 180 days on a revolving basis. An annual clean up period during the months of February through April must be effected. The facility is renewable on an annual basis.

Pricing: Interest rate to be charged will be calculated based on the effective cost of 936 funds to the Bank plus 1.50%. In the event that the use of the facility is not deemed as an "Eligible Activity" as amended or supplemented from time to time, or in the event that 936 funds are no longer available to the Bank, outstandings would be priced at Floating New York Prime Rate. Upon an event of default, the default rate shall be set at Prime Rate plus 2.0%. Interest on the outstanding balance will be paid monthly in arrears on a 360 days basis.

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Facility 2:
- ----------
Amount:           $600,000

Type:             Five Year Term Loan

Purpose: To finance the acquisition of machinery and equipment related to the upcoming expansion to the plant.

Repayment:        Sixty equal consecutive monthly principal payments of $10,000 plus interest.

Pricing: Interest rate to be charged will be calculated based on the Bank's 90 days effective cost of 936 funds plus 2.00% in repricing periods of 90 days. In the event that the use of the facility is not deemed as an "Eligible Activity" as amended or supplemented from time to time, or in the event that 936 funds are no longer available to the Bank, outstandings would be priced at Floating New York Prime Rate plus 0.5%. Upon an event of default, the default rate shall be set at Prime Rate plus 2.0%. Interest on the outstanding balance will be paid monthly in arrears on a 360 days basis.

Bank Fee:         One half of one percent on the total amount of the facility payable at closing.

Collateral:       Chattel mortgage over the machinery and equipment being
                  financed. Existing chattel mortgages remain in full force and effect on a deficiency basis.

Guarantees:       Continuous and Unlimited Guarantees from Hampshire Designers,
                  Inc. and Hampshire Group Limited.

General Security:
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Borrower shall maintain a multi-peril insurance, by a financially sound and reputable company, to include inventory in sufficient amounts to insure replacement, with the Bank noted as first mortgage lender loss payee. This policy shall not expire prior to the maturity of all the debt.

Affirmative/Negative Covenants:
- ------------------------------
Standard negative and affirmative covenants usually found in our loan agreements for this type of financing to include those stipulated in previous loan agreements between the Borrower and the Bank.

Events of Default:
- ------------------
Including, but not limited to, the standard events of default usually found in our loan agreements for this type of financing, including material adverse change provisions, payment and covenant defaults, breaches representation, restrictions on sale or encumbering of stock of Borrower and change of ownership.

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Financial Covenants:
- --------------------
1. Provide annual audited financial statements within 120 days of fiscal year-end and quarterly financials within 60 days of quarter end.
2. Provide annual audited consolidated and consolidating financial statements of Hampshire Group Limited within 120 days after close of fiscal year and quarterly unaudited consolidated and consolidating statements within 60 days after quarter end.
3. Provide any other information (financial or non-financial) regarding the Borrower's business affairs that the Bank may reasonably request and considers relevant to the credit.
4. Maintain a Net Worth of $8,500M at all times. Net Worth being defined as Total Assets minus Total Liabilities.
5. Not let Leverage Ratio exceed 0.5:1.0 at any given time. The Leverage ratio being defined as Total Liabilities divided by Net Worth.
6. Not declare and/or pay dividends in excess of 100% of its Net Income for every fiscal year, non-cumulative, with final determination of net income not later than March 31 of the following year. Dividends can be declared if they are used to pay down accounts receivable due from parent. Preferred stock dividends are permitted only up to a maximum of $250M or 4% of net income, whichever is lower.
7. Management fees not to exceed present levels.
8. Intercompany receivables not to exceed 150 days.

Conditions Precedent:
- ---------------------
Prior to the execution of the loan documents, the Bank shall have received each of the following, in form and substance satisfactory to the Bank:

1.  A copy of the Borrower's Certificate of Incorporation.
2.  Invoice and description of all equipment to be financed.
3. Certified copies of all corporate action taken by Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery and performance of the loan documents.
4. A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers authorized to sign the loan documents.
5. A certificate evidencing insurance policy with the Bank as first mortgagee/ loss payee.

Other Terms and Conditions:
- ---------------------------
1. In consideration for the facility herein delineated, Borrower will commit while indebted to Banco Popular de Puerto Rico to maintain its main depository accounts with the Bank.
2. Borrower must certify that the proceeds of the loans will be used in Puerto Rico and in such manner as to meet the requirements of eligible activities as per Regulations 5105 and any amendments thereon.
3. Documents acceptable to the bank, including, without limitation, Loan or Financing Agreement and Chattel Mortgage.

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4.  Execution of Master Promissory Note for the line of Credit and Promissory
    Note for the Term Loan.
5. Borrower to pay a prepayment penalty of 1.0% should it prepay either totally or partially the notes with funds borrowed from another financial institution.
6.  Right of set-off.

All terms and conditions stipulated on previous Loan/Financing Agreements remain in full force and effect.

We appreciate the opportunity you have given us to meet your needs, and we sincerely look forward to further working with you. If any questions arise from your review of this letter, please do not hesitate to call us at 765-9800, ext. 5905.

Upon concurrence with the terms and conditions delineated herein, kindly acknowledge your acceptance by signing this letter on the space provided and returning it to us on or before May 28, 1996, date this commitment expires.

Cordially,

/s/ Sylma Suarez
- -------------------------------------------------
Assistant Vice President
Corporate Banking Division



Agreed and Accepted:
GLAMOURETTE FASHION MILLS, INC.

By: /s/ Luis R. Hernandez
- -------------------------------------------------
Name:   Luis R. Hernandez
- -------------------------------------------------
Title:  Vice President Finance and Administration
- -------------------------------------------------
Date:   May 30, 1996
- -------------------------------------------------


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                             MASTER PROMISSORY NOTE

                                                  060-7177/ For Various Notes

        FOR VALUE RECEIVED the undersigned, jointly, severally and in solido, promise to pay on demand to the order of BANCO POPULAR DE PUERTO RICO (hereinafter called the "Bank") at its main office or at such other place as the Bank my designate, the principal amount then outstanding hereunder, shown on the reverse hereof or on attachments hereto not exceeding **TWO MILLION Dollars ($2,000,000.00), lawful money of the United States of America, together with interest on all unpaid principal amount from time to time outstanding, computed on a (check one) ___ 365-day, __X__ 360-day, simple interest basis and actual days elapsed, payable monthly on the twenty-fifth (25th) day of each month and on the date of payment in full, at the Fixed Rate or at the Index Rate or at the Cash Collateral Rate as designated below (check and complete one):

_____   Fixed Rate.  The unpaid principal shall bear interest at the rate o
              % per annum; provided, however, that in case of any event of default under this note, the unpaid principal shall, thereafter until
        paid, bear interest at the rate of      % per annum.

_____   Index Rate.  Floating with the interest rate referred to as the "prime
        rate" as (check          one):

        _____ published in general-circulation newspapers such as The Wall Street Journal; provided that in the event of more than one such published rate on any given date, the highest of such rates shall apply.

        _____ define by the interest Rates and Finance Charges Regulation Board of Puerto Rico.

               The designated reference checked above is hereinafter called the "Index Rate". The unpaid principal shall bear interest at a floating rate per annum equal to the sum of the Index Rate plus
                    %; provided, however that in case of any event of default
               under this note, the unpaid principal shall thereafter until paid, bear interest at a floating rate per annum equal to the sum of the Inde Rate plus %. Changes in the interest rate shall be effective upon the effective date of any change in the Index Rate; provided, however, that the rate of interest shall not be less than % per annum at all times, nor more than % per annum absent of default. We recognize and fully understand that the rate of interest herein provided is not necessarily the lowest rate of interest charged by the Bank and that credits may be granted by the Bank at rates above, at, and below, the Index Rate.

_____ Cash Collateral Rate. The unpaid principal amounts from time to time outstanding under this note shall bear interest at the rate per annum equal to the sum of (a) the interest rate paid by the Bank from time to time on the time deposit pledged as security for the payment of all unpaid amounts under this note, including all renewals of said deposit, plus (b) _______ %. Upon the effective date of any change in the interest rate paid by the Bank on the pledged time deposit and all renewals thereof, ________________ corresponding changes shall be effective simultaneously in the interest rate on the unpaid principal balance of this note.

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        The Bank shall record on the reverse hereof or on attachments hereto all advances and repayments of principal and the principal balance from time to time outstanding. Each such record of any advance hereunder shall be conclusive evidence that the advance was made to the undersigned. Advances hereunder may be made at any time and from time to time, notwithstanding that from time to time there may be no principal balance outstanding hereunder. The Bank in accepting this note incur no obligation to make any advance.

        In the event of commencement of legal action to enforce payment of this note, we agree to pay, jointly, severally and in solido, all cost, expenses and disbursements arising from such process plus attorney's fees of ten percent (10%) of the total indebtedness was outstanding hereunder.

        We agree that the Bank may, at its option, at any time and from time to time, reduce or cancel the amount owing under this note by setting off and charging the indebtedness, or any part thereof, against any obligation of the Bank with the undersigned, or any of them for deposits or otherwise. We waive notice of nonpayment, presentment, demand for payment, and protest.

        In support of any "due diligence" requirement under regulations of the Treasury Department of Puerto Rico that may be applicable to us or to our use of the funds advanced hereunder, we agree, affirm and warrant that we will use said funds only for "eligible activities" as defined in such regulations and as represented by us to the Bank.

        The use of the plural in this note shall be understood as singular if the same is singed by only one person.

Quebradillas,      Puerto Rico,      this 17th     day of  June, 1996.
- --------------    --------------     ----------    -------------------

GLAMOURETTE FASHION MILLS, INC.

BASED ON 936 funds up to 180 DAYS TO BE NEGOTIATED AT TIME OF DISBURSEMENT.

/s/ Luis R. Hernandez
- --------------------------
LUIS R. HERNANDEZ,
VICE PRESIDENT FINANCE
AND ADMINISTRATION

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